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                                                                    EXHIBIT 10.1

                                  EMPLOYMENT AGREEMENT, dated as of
                                  September 1, 2000, by and between SOURCE
                                  MEDIA, INC., a Delaware corporation (the
                                  "Company"), and F. PAUL TIGH (the "Employee").



         The Company desires to engage Employee to perform services for the Company, and Employee desires to perform such services, on the terms and conditions set forth below:

         NOW, THEREFORE, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee as its Chief Financial Officer and Treasurer, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

         2. TERM. The term of employment of Employee pursuant to this Agreement shall commence as of the date hereof and shall continue indefinitely until this Agreement is terminated in accordance with Section 7.

         3. DUTIES AND SERVICES. Employee shall devote substantially his full time and best efforts to the business and affairs of the Company, and perform, in a competent manner, such executive and managerial functions and duties commensurate with his position as Chief Financial Officer of the Company, as the President of the Company may reasonably prescribe from time to time. Employee shall report directly to the President of the Company.

         4. COMPENSATION. For all services to be rendered by Employee hereunder, the Company shall pay Employee an annual base salary of $185,000. The Company shall pay Employee's salary in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations.

         5. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred on behalf of the Company by Employee. Employee shall submit to the Company an expense report and receipts or other verification of expenses to be reimbursed in accordance with the Company's standard policies.

         6. BENEFITS. Employee shall be entitled to such insurance and retirement plan benefits as are generally available to other senior management employees of the Company, pursuant to Company policy in effect from time to time, such as health insurance, disability and life insurance, and the right to participate in any retirement plans maintained by the Company.



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         7. TERMINATION PROVISIONS.

            A. TERMINATION FOR CAUSE. The Company, on two days' prior written notice, may terminate the employment of Employee for any of the following reasons (for "cause"), without the payment of any compensation to Employee, except accrued salary due for the period prior to the date of termination of employment:

               (i) Employee shall be convicted of a felony or any crime involving an act of dishonesty, such as embezzlement, theft or larceny;

               (ii) Commission of theft from or fraud against the Company or any willful misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company, including by reason of material breach by the Employee of the provisions of this Agreement; and

               (iii) Willful and continued failure by the Employee to substantially perform his duties hereunder after a written demand for such performance is delivered to the Employee by the Chief Executive Officer of the Company.

            B. TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR DEATH. The Company, on two days' prior written notice, may terminate the employment of the Employee without cause, and Employee, on two days' prior written notice, may resign his employment, and in either case the Company shall pay Employee his accrued salary for the period prior to the date of termination of employment.

               (i) If the employment of Employee is terminated by the Company other than for cause or death, or if Employee resigns from his employment, subject to Employee's execution and delivery to the Company of a release substantially in the form of Exhibit A hereto (the "Release"), the Company shall pay to Employee, as severance, Employee's base salary for six months after the date of termination, in accordance with the Company's standard payroll practices.

               (ii) If the employment of Employee is terminated by the Company other than for cause or death, or if Employee resigns from his employment, subject to Employee's execution and delivery to the Company of the Release, the Company will continue life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee and his dependents prior to termination of his employment, except to the extent such coverage may be changed in its application to all Company employees on a nondiscriminatory basis. Such coverage shall continue for six (6) months after the termination of Employee's employment and shall cease if Employee becomes eligible for such insurance through other employment prior to the end of such six (6) month period.

               (iii) If the employment of Employee is terminated by the Company other than for cause or death, or if Employee resigns from his employment, subject to Employee's execution and delivery to the Company of the Release, the options for stock of the Company held by



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the Employee which are not currently exercisable ("Unvested Options") shall become exercisable on the date the Release becomes effective as provided therein. The Unvested Options, upon becoming exercisable, and any and all options for stock of the Company which Employee holds and which are currently exercisable at the time Employee's employment is terminated, may be exercised at any time prior to the earlier to occur of (a) the third anniversary of the termination of Employee's employment hereunder or (b) the date such option would have expired had Employee's employment not been terminated.

            C. TERMINATION ON ACCOUNT OF DEATH. In the event of the death of Employee, the Company shall pay the estate of the Employee or his legal representative the accrued salary due for the period prior to the date of Employee's death. This paragraph 7C shall not be deemed to affect any stock option agreements in effect between the Company and Employee.

         8. NONDISPARAGEMENT; COOPERATION IN LITIGATION. If Employee's employment is terminated, Employee will not make any statements, public or otherwise, relating to the Company or its affiliates, including, without limitation, to the financial press and financial analysts or by means of electronic communication (i.e., over the Internet or similar media for communication), other than to state that Employee has resigned from the Company; and Employee will not engage in any conduct or make any statements which are critical of the Company or its affiliates. Employee will cooperate fully and assist the Company to the best of Employee's abilities in connection with any pending or subsequent legal matter or proceedings involving, directly or indirectly, Employee's role or actions as an officer or employee of the Company.

         9. NON-COMPETITION AND SECRECY.

            A. NO INTERFERENCE. For the period ending twelve (12) months after the termination of the Employee's employment, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company and its affiliates), intentionally solicit, endeavor to entice away from the Company or its affiliates, or otherwise interfere with the relationship of Company or any of its affiliates with, any person who is employed by the Company or its affiliates at the time of the termination of Employee's employment and Employee will not interfere with the relationship of the Company or any of its affiliates with any individual, partnership, firm, corporation or other business organization with which the Company or its affiliates had any relationship while Employee was employed by the Company.

            B. SECRECY. Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company or any affiliate thereof, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee covenants and agrees with the Company that he will not at any time, except in performance of Employee's obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he



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may learn or has learned by reason of his association with the Company. The term
"confidential information" includes, without limitation, information not previously disclosed to the public or to the trade with respect to the products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of its products), business plans, prospects or opportunities but shall exclude any information already in the public domain. Notwithstanding anything to the contrary herein contained, Employee's obligation to maintain the secrecy and confidentiality of the confidential information under this Section 9 shall not apply to any such confidential information which is disclosed through any means other than as a result of any act by Employee constituting a breach of this Agreement or which is required to be disclosed under applicable law.

             C. EXCLUSIVE PROPERTY. Employee hereby agrees to keep all such records in connection with Employee's employment as the Company may from time to time direct, and all such records shall be the sole and exclusive property of the Company. Upon termination of Employee's employment, Employee shall return to the Company all confidential and/or proprietary information that exists in written or other physical form (and all copies thereof) under Employee's control.

             D. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited by this Section 9 or such other relief as may be required to specifically enforce any of the covenants in this
Section 9.

         10. COMPANY'S REPRESENTATION. The Company represents that the person signing this Agreement on its behalf is fully authorized to execute this Agreement on behalf of the Company.

         11. SECTION HEADINGS. The titles to the Sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretations of the provisions of this Agreement.



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         12. NOTICES. All notices, demands and requests provided or permitted to be given pursuant to this Agreement, shall be given in writing, sent by certified mail, return receipt requested, and addressed as follows or to such other address so designated in the appropriate manner by the parties. All notices shall be deemed effective when mailed.

                  Company:          Source Media, Inc.
                                    5400 LBJ Parkway
                                    Suite 680
                                    Dallas, Texas 75240
                                    Attention: Stephen W. Palley

                                    With a copy to:

                                    Robert L. Winikoff, Esq.
                                    Sonnenschein Nath & Rosenthal
                                    1221 Avenue of the Americas
                                    New York, New York   10020

                  Employee:         F. Paul Tigh
                                    1608 Old Course Drive
                                    Plano, Texas 75093

         13. ASSIGNMENT AND ASSUMPTION. The rights of each party under this Agreement are personal to that party and may not be assigned, delegated or transferred to any other person, firm, corporation, or other entity without the prior written consent of the other party, except that the Company may transfer its rights under this Agreement to any Affiliate or other entity which succeeds, by contract or operation of law, to all or substantially all of the business of the Company and agrees in writing to assume the Company's obligations under this Agreement.

         14. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles of the laws of said state. The parties agree that any cause of action for breach of this Agreement shall be brought in any state or federal court located in New York, New York and each party waives the defense of an inconvenient forum.

         15. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior written or oral understanding or representation of any kind, or any oral communications shall not be binding upon either party except to the extent incorporated in this Agreement. This Agreement supersedes any and all prior agreements between the parties.

         16. MODIFICATION OF AGREEMENT. This Agreement can be modified only in writing and shall be binding only if executed with and under the same formality by the parties hereto or their duly authorized representatives.



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         17. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but each same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         18. EFFECT OF PARTIAL INVALIDITY. The invalidity or unenforceability of any provision or covenant of this Agreement shall not be deemed to affect the validity or enforceability of any other provision or covenant. In the event that any provision or covenant of this Agreement is held invalid or unenforceable, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable and the parties agree that the remaining provisions shall be deemed to be and to remain in full force and effect.

         19. COUNTERPARTS. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       SOURCE MEDIA, INC.


                                       By: /s/ Stephen W. Palley
                                           -------------------------------------
                                           Stephen W. Palley,
                                           President and Chief Executive Officer



                                       /s/ F. Paul Tigh
                                       -----------------------------------------
                                       F. PAUL TIGH



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                                                                       EXHIBIT A

                                     RELEASE

         1. In consideration of the payments and benefits to be granted to you pursuant to the Employment Agreement dated as of September 1, 2000 (the "Employment Agreement") between you and Source Media, Inc. (the "Company"), you agree, on your own behalf and on behalf of your heirs, executors, administrators, attorneys, representatives, successors and assigns to hereby waive, release and forever discharge all claims, demands, causes of action, obligations, promises, covenants, agreements, suits, actions, damages or expenses in law or in equity (including attorney's fees) of any kind whatsoever, whether known or unknown, which you ever had or now have against the Company, its former, current and/or future directors, officers, employees, agents, subsidiaries, affiliates, members, trustees, parents, fiduciaries of any employee benefit plan or policy of the Company and other representatives by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date you execute this Release relating in any way to your employment at or termination of employment from the Company. You understand that in executing this Release you are or may be giving up rights to all possible legal claims and theories of recovery, including, but not limited to, any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, any intentional or unintentional tort; the violation of any express or implied contract or any public policy; the violation of any common law or any federal, state, or local fair employment laws, or other employee relation statutes and executive orders; and all claims for alleged discrimination based upon age, race, color, sex, marital status, religion, national origin, pregnancy, handicap, disability or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1966; the Age Discrimination in Employment Act of 1967; the Older Workers' Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Texas Human Rights Commission Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; 42 U.S.C. Sec. 1981; defamation; intentional infliction of emotional distress; injury to reputation; pain and suffering; or any other federal, state, or local law or regulation; or any right under any Company welfare or stock plans, with the exception of any breach of the terms of this Release. By executing this Release, you agree that it shall discharge the Company to the maximum extent permitted by law. However, nothing herein shall be deemed to waive any rights to benefits under the Employment Agreement or any Company plan in which you are vested as of the effective date of this Release.

         2. In consideration of the benefits provided to you as described in the Employment Agreement, you also agree and acknowledge that this Release constitutes a knowing and voluntary waiver of all rights or claims you have or may have had against the Company arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.



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         3. By executing this Release, you further agree that as part of your complete, total and irrevocable release and discharge of the Company to the fullest extent permitted by law, that you have not and will not institute any complaint, claim, charge, lawsuit, administrative agency proceeding, grievance or demand for arbitration in any forum, for damages, or assist or otherwise participate willingly or voluntarily in any such claim, arbitration, suit, action, investigation or other proceeding of any kind that relates to any matter involving the Company and that occurred on or before the date you execute this Release.

         4. You understand that any payments or benefits provided you under the terms of this Release do not constitute any admission by the Company that it has violated any law or legal obligation with respect to any aspect of your employment or separation from the Company.

         5. You understand that by signing this Release, you do not waive any rights or claims that may arise after the date you execute this Release.
(1)

         6. You agree and acknowledge that the consideration provided to you in return for your entering into this Release is in addition to anything of value to which you were and are already entitled.

         7. You hereby acknowledge that the Company has advised and urged you to consult with an attorney prior to executing the Employment Agreement and this Release.

         8. You represent that your actions and conduct while employed by the Company were in good faith and within the scope of your duties and responsibilities. Based on and subject to your representations, the Company hereby releases you, your heirs, executors, administrators, successors and assigns, from all claims, causes of action, lawsuits, demands, debtor liability of any kind, asserted or unasserted, known or unknown, suspected or unsuspected, which the Company may now or hereafter have against you from the beginning of time to the date of this Release, arising out of or relating to your employment with the Company with the exception of any claims arising from any acts of intentional misconduct, recklessness, willful malfeasance or gross negligence by you. The foregoing waivers shall not be deemed a waiver of any rights by the Company to enforce the Employment Agreement or this Release.

         9. If a dispute concerning this letter agreement shall arise, such dispute will be resolved by applying the laws of the State of New York without regard to its conflict of law provisions, and any cause of action for breach of this letter agreement shall be brought in any state or federal court located in the State of New York, you having hereby waived any claim that this is not a convenient forum. This Release and the Employment Agreement constitutes the entire understanding between the parties with respect to the subject matter thereof and no waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior agreements and understandings, whether written or oral, shall be null and void and this Release may only be amended by a written document executed by the parties hereto. Your rights and obligations hereunder are personal in nature and this Release may not be assigned by you to any other party.



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         10. You have forty-five (45) days from your receipt of this Release in which to consider executing it and in which to consult with your attorney regarding the terms and effect of this Release. You may accept this Release and execute it at any time within those forty-five (45) days. Once you have signed this Release, you have seven (7) days to revoke it, and it will not become effective or enforceable until the seven days revocation period has expired. If you do not revoke this Release, it will become effective on the eighth (8th) day after you sign it. In the event you wish to revoke this Release, you must do so in writing by delivering the Notice of Revocation within seven (7) days to the following address:

                           Stephen W. Palley
                           Chief Executive Officer
                           Source Media, Inc.
                           5400 LBJ Freeway, Suite 680
                           Dallas, Texas 75240

         If the foregoing confirms your understanding and agreement, please countersign the enclosed copy of this Release in the presence of a Notary Public and return it to:

                           Stephen W. Palley
                           Chief Executive Officer
                           Source Media, Inc.
                           5400 LBJ Freeway, Suite 680
                           Dallas, Texas 75240


Dated:  ___________________                          SOURCE MEDIA, INC.


                                                     By:
                                                        Stephen W. Palley
                                                        Chief Executive Officer





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                              ACCEPTANCE OF RELEASE

         I acknowledge that I have carefully read this Release and understand all its terms, including the full and final release of claims set forth above. I further acknowledge that I have voluntarily entered into this Release, that I have not relied upon any representation or statement, whether written or oral, not set forth in this Release and that I have been encouraged and given the opportunity to consult with an attorney regarding this Release. I also acknowledge that I have been afforded forty-five (45) days to consider this Release and that I have seven (7) days after signing this Release to revoke it by delivering to the Company written Notice of Revocation at the following address:

                           Stephen W. Palley
                           Chief Executive Officer
                           Source Media, Inc.
                           5400 LBJ Freeway, Suite 680
                           Dallas, Texas 75240

         By executing this Release, I agree to be bound by and comply with each and every term of it appearing on the four (4) pages which comprise this Release. Pursuant to the terms of this Release, therefore, and in consideration of the benefits described in this Release, I hereby release and forever discharge the Company from all potential claims as more fully described herein.



                                                   F. Paul Tigh




                                                   Date


         SUBSCRIBED AND SWORN TO before me on this _____ day of ____________,
____.




                                                   Notary Public

My Commission Expires:







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